UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2014

FEDERAL HOME LOAN BANK OF SEATTLE
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fourth Avenue, Suite 2600
Seattle, WA  98154
(Address of principal executive offices, including zip code)

206.340.2300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Election of Certain Officers; Compensatory Arrangements of Certain Officers
      Election of Directors
On November 20, 2014, the Federal Home Loan Bank of Seattle (the “Seattle Bank”) announced that the following member and independent directors have been elected to its Board of Directors (the "Board"). The Board is constituted of member and independent directors, as discussed below and in "Part III. Item 10. Directors, Executive Officers and Corporate Governance" in the Seattle Bank's 2013 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 18, 2014.
Incumbent David J Ferries, president, CEO and director of First Federal Savings Bank, ran unopposed for the Wyoming member director position of the Seattle Bank's Board. Participating Idaho members re-elected David P. Bobbitt, chairman and CEO of Community 1st Bank, to serve as member director of the Seattle Bank's Board. Messrs. Ferries and Bobbitt were elected to four-year terms, commencing January 1, 2015 and ending December 31, 2018.
In the at-large election, the participating members of the Seattle Bank elected non-public interest independent director David F. Wilson, CEO of Wilson Construction, LLC, to a four-year term on the Seattle Bank's Board, commencing January 1, 2015 and ending December 31, 2018. Mr. Wilson has served on the Seattle Bank's board since 2007.
At the time of this filing, none of the elected directors has been named to serve on any committee of the Board for 2015.

Item 5.07    Submission of Matters to a Vote of Security Holders
The Seattle Bank's 2014 director elections were conducted by mail. No in-person meeting of the members was held. The director elections, which concluded on November 17, 2014, took place in accordance with Federal Housing Finance Agency regulations, by direct vote of the Seattle Bank's eligible security holders. For each open seat, eligible security holders were given the opportunity to cast their votes in favor of a candidate running for an open seat. Security holders did not have the option to cast a vote against a particular candidate, or to cast a "withholding" or "abstaining" vote.
Institutions eligible to vote in the Wyoming member director election nominated one candidate for that member director position for a term beginning in 2015. The candidate, incumbent David J. Ferries, was elected by default, to the Wyoming member director position as no candidate opposed him in the election.
Institutions eligible to vote in the Idaho member director election nominated two candidates for that member director position for a term beginning in 2015. Of the two candidates, David P. Bobbitt was elected. Of the 23 institutions eligible to cast 64,436 votes in the Idaho member director election, 18 participated, casting a total of 53,007 votes, of which Mr. Bobbitt received 52,353 votes.

The following table summarizes the number of votes that each candidate received in the elections for the Idaho member director positions.

Name	Position	Votes	Percentage
Idaho
David P. Bobbitt (elected - member director)	Chairman and Chief Executive Officer Community 1st Bank 435 W. Hanley Coeur d'Alene, ID 83815	52,353	98.8%
Thomas F. Prohaska	President Idaho Trust Bank 888 West Broad St. Boise, ID 83702	654	1.2%
In the at-large election to fill one open non-public interest independent director position that concluded on November 17, 2014, one candidate was nominated to run for the position. Of the 328 institutions eligible to cast 1,829,327 votes for the position, 144 participated, casting a total of 764,965 votes. Because Mr. Wilson was running unopposed, he was required to receive at least 20% of the number of votes eligible to be cast in the election. The number of votes Mr. Wilson received represents 41.82% of the votes eligible to be cast. Mr. Wilson was re-elected to the independent director position.
The Board comprises financial service, business, and community leaders from across the Seattle Bank's district. In 2015, the Seattle Bank's Board will include 14 directors: eight member directors and six independent directors. Two of the independent directors, Marianne M. Emerson and Cynthia A. Parker, have been designated as public interest directors.

•	Member directors must be officers or directors of Seattle Bank member institutions.

•
Independent directors are required to have knowledge or experience in one or more of the following areas: auditing and accounting, derivatives, financial management, organizational management, project development, risk management practices, or the law.

•
Public interest directors are required to have at least four years of experience representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

Directors generally serve four-year terms, which are staggered to help ensure continuity in corporate governance. Some directors may serve shorter terms so that approximately one-fourth of the terms will expire each year.
Attached as Exhibit 99.1 to this Current Report on Form 8-K is a copy of the press release dated November 20, 2014, announcing the Director Election Results.
Item 9.01 Financial Statements and Exhibits
(d)      Exhibits

99.1	Press Release announcing Director Election Results dated November 20, 2014.

Signature(s)

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Seattle

Date: November 20, 2014	By: /s/ Michael L. Wilson
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release Announcing Director Election Results dated November 20, 2014.